Exhibit 99 (a)

Bank of Granite Corporation

     News

For Release:	April 9, 2002

BANK OF GRANITE CORPORATION DECLARES 25% STOCK DIVIDEND
AND INCREASES ITS THIRD QUARTER CASH DIVIDEND

     Directors of Bank of Granite Corporation have declared a 25% stock dividend, effected in the form of a 5-for-4 split of the Company’s common stock. The stock dividend is payable on May 31, 2002 to shareholders of record on May 10, 2002. Shareholders will be entitled to one additional share for each four shares held on the record date.

     John A. Forlines, Jr., Chairman and Chief Executive Officer, said declaring the stock dividend is due to the Company’s favorable earnings in recent years, together with positive expectations for the future. He said it is also in keeping with the Company’s traditional policy of sharing earnings—both stock dividends and cash dividends—with its shareholders. The upcoming stock dividend represents the twentieth stock dividend since 1956.

     Directors also declared an increased third quarter cash dividend of 11¢ per share on the post-split shares, payable on July 31, 2002 to shareholders of record on July 17, 2002. The 11¢ per share represents an increase of 14.6% over the present quarterly rate of 9.6¢ (adjusted for the stock split). According to Forlines, 2002 will mark forty-nine consecutive years of increased cash dividends paid to shareholders.

     Bank of Granite Corporation is the parent company of Bank of Granite, which operates fourteen full-service banking offices in Caldwell, Catawba, and Burke Counties in North Carolina and GLL & Associates, Inc., a mortgage banking company headquartered in Winston-Salem. The Company has an estimated 5,200 shareholders, with approximately 10.9 million shares of common stock currently outstanding. The stock is traded on the Nasdaq Stock Market® System under the symbol GRAN.

- - 0 - -

For further information, contact Kirby A. Tyndall, Senior Vice President and Chief Financial Officer at Voice (828) 496-2026, Fax (828) 496-2010 or Internet email: ktyndall@bankofgranite.com

Bank of Granite Corporation, PO Box 128, Granite Falls, NC 28630	www.bankofgranite.com

5